Contact:	Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS SECOND QUARTER 2011 RESULTS

GREENSBORO, NC, July 25, 2011 – Lorillard, Inc.  (NYSE:LO) announced today results for the quarter ended June 30, 2011.

Highlights

•	Second quarter 2011 earnings per diluted share increased 18.5% versus last year to $2.05.

•	Second quarter 2011 operating income increased 9.4% from last year to $487 million.

•	Second quarter 2011 net sales increased 11.3% from last year to $1.692 billion.

•	Second quarter 2011 Lorillard domestic wholesale shipments increased 10.4% versus last year compared to a 1.3% decline in industry domestic wholesale shipments.

•	Total Lorillard retail market share for the second quarter 2011 increased 1.4 percentage points versus last year to 14.2%.

•	Total Newport retail market share for the second quarter 2011 increased 1.1 percentage points versus last year to 12.0%.

•	Lorillard repurchased 4.5 million shares during the quarter at a cost of $494 million.

“Lorillard delivered strong second quarter results, despite the difficult macro-economic conditions. These results continue to demonstrate the fundamental strength of our brands and our organization,” said Murray S. Kessler, Chairman, President and Chief Executive Officer.  “We are particularly pleased with the impact of our new strategic growth initiatives, highlighted by the successful introduction of Newport Non-Menthol.”

Second Quarter 2011 Results

Net sales increased $172 million to $1.692 billion in the second quarter of 2011, compared to $1.520 billion in the second quarter of 2010, an increase of 11.3%.  The increase resulted from higher unit sales volume and higher average prices, partially offset by higher sales promotion costs primarily driven by the introduction of Newport Non-Menthol.

Gross profit was $599 million in the second quarter of 2011, or 35.4% of net sales, compared to $542 million, or 35.7% of net sales, in the second quarter of 2010.  The increase in gross profit reflects the increase in net sales, partially offset by higher costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and higher Food and Drug Administration user fees.

Total Lorillard wholesale shipment volume for the second quarter of 2011, which includes Puerto Rico and U.S. Possessions, increased 9.9% compared to the second quarter of 2010 to 10.8 billion units.  Lorillard’s domestic wholesale shipments, which exclude Puerto Rico and U.S. Possessions, increased 10.4% for the same period.  Domestic wholesale shipments for Newport, the Company’s flagship brand, increased 9.6%, while domestic wholesale shipments for Maverick, the Company’s leading discount brand, increased 21.2% in the second quarter of 2011 compared to the second quarter of 2010.  Shipments of Newport Non-Menthol, the most recent Newport line extension launched in the fourth quarter of 2010, represented the bulk of the increase in Newport domestic wholesale shipments during the second quarter.  Total cigarette industry domestic wholesale shipments decreased an estimated 1.3% for the second quarter of 2011 compared to the second quarter of 2010.  Adjusting for changes in wholesale inventory patterns, Lorillard domestic wholesale shipments increased an estimated 8.1% for the second quarter of 2011.  See attached table for details of Lorillard’s wholesale shipments.

Based on Lorillard’s proprietary retail shipment data (“Excel”), which measures shipments from wholesale to retail, Lorillard’s domestic retail market share once again posted gains in the second quarter of 2011, increasing 1.4 share points to a market share of 14.2%.  Newport’s domestic retail market share reached 12.0% during the second quarter of 2011, an increase of 1.1 share points compared to the second quarter of 2010.

Selling, general and administrative costs increased $15 million to $112 million in the second quarter of 2011 compared to the second quarter of 2010 primarily as a result of higher legal costs related to the Engle Progeny litigation.  In addition, certain other selling, general and administrative costs increased due to higher marketing and other costs related to the Company’s strategic initiatives, including market research and advertising support of Newport Non-Menthol.

Lorillard’s effective income tax rate was 36.6% in the second quarter of 2011 compared to 37.1% in the second quarter of 2010.  The decrease is primarily due to state tax law changes enacted during the second quarter of 2011 and the settlement of certain state and federal tax matters.

Net income in the second quarter of 2011 was $291 million, or $2.05 per share (basic and diluted), compared to $263 million, or $1.73 per share (basic and diluted), in the second quarter of 2010.  The 18.5% increase in earnings per diluted share for the second quarter includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.14, or 8.0 percentage points, to the increase in earnings per share.

First Half 2011 Results

Net sales were $3.227 billion in the first half of 2011, compared to $2.879 billion in the first half of 2010, an increase of 12.1%.  The increase resulted from higher unit sales volume and higher average prices, partially offset by higher sales promotion costs primarily driven by the introduction of Newport Non-Menthol.

Gross profit was $1.142 billion in the first half of 2011, or 35.4% of net sales, compared to $1.019 billion, or 35.4% of net sales, in the second quarter of 2010.  The increase in gross profit reflects the increase in net sales, partially offset by higher costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and higher Food and Drug Administration user fees.

Total Lorillard wholesale shipment volume for the first half of 2011, which includes Puerto Rico and U.S. Possessions, increased 9.7% compared to the first half of 2010 to 20.5 billion units.  Lorillard’s domestic wholesale shipments, which exclude Puerto Rico and U.S. Possessions, increased 9.9% for the same period.  Domestic wholesale shipments for Newport, the Company’s flagship brand, increased 8.9%, while domestic wholesale shipments for Maverick increased 21.9% in first half of 2011 compared to the first half of 2010.  Total cigarette industry domestic wholesale shipments decreased an estimated 2.3% for the first half of 2011 compared to the first half of 2010.  See attached table for details of Lorillard’s wholesale shipments.

Selling, general and administrative costs increased $42 million, or 21.9% in the first half of 2011 to $234 million compared to the first half of 2010.  The increase in the first half of 2011 is primarily a result of higher legal costs related to the Engle Progeny litigation.  In addition, certain other selling, general and administrative costs increased due to higher administrative costs incurred in support of strategic initiatives, including market research and advertising costs related to the support of Newport Non-Menthol, as well as costs incurred in support of the Company’s position and industry reports to the FDA regarding the use of Menthol in cigarettes.

Interest expense increased $19 million in the first half of 2011 compared to the first half of 2010 and reflects interest on the Senior Notes issued in the second quarter of 2010.

Lorillard’s effective income tax rate was 36.8% in the first half of 2011 compared to 37.4% in the first half of 2010.  The decrease is primarily due to an unfavorable adjustment in the first quarter of 2010 from the impact of the repeal of future tax deductions for Medicare Part D subsidies for retiree drug benefits pursuant to the health care reform legislation enacted in the first quarter of 2010, as well as state tax law changes enacted during the second quarter of 2011 and the settlement of certain state and federal tax matters.

Net income in the first half of 2011 was $539 million, or $3.75 per share basic and diluted, compared to $495 million, or $3.23 per share basic and $3.22 per share diluted in the first half of 2010.  The 16.5% increase in earnings per diluted share for the first half of 2011 includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.24, or 7.5 percentage points, to the increase in earnings per share.

Additional News

On May 19, 2011, Lorillard, Inc. announced that its Board of Directors approved a quarterly dividend on its common stock of $1.30 per share.  The dividend was payable on June 10, 2011 to shareholders of record as of June 1, 2011.

Also on May 19, 2011, Lorillard Inc. announced that its Board of Directors amended the $1 billion repurchase program announced on August 20, 2010 to repurchase in the aggregate up to $1.4 billion of its outstanding common stock.  During the second quarter of 2011, the Company repurchased approximately 4.5 million shares at a cost of $494 million. As of June 30, 2011, the maximum dollar value of shares that could yet be purchased under the program was $241 million.

Conference Call

A conference call to discuss the second quarter 2011 results of Lorillard, Inc. has been scheduled for 9:00 a.m. Eastern Daylight Time on Monday, July 25, 2011. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com).  Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international).  The passcode for this event is: 82413734.

An online replay will be available at the Company’s website following the call.  If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (800) 642-1687 (domestic) or (706) 645-9291 (international) and enter passcode: 82413734.  The conference call will be available for replay in its entirety through August 1, 2011.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States.  Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S.  Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S.  In addition to Newport, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
(Amounts in millions, except per share data)	(Unaudited)

Net sales (a)	$1,692	$1,520	$3,227	$2,879
Cost of sales (a) (b)	1,093	978	2,085	1,860
Gross profit	599	542	1,142	1,019
Selling, general and administrative	112	97	234	192
Operating income	487	445	908	827
Investment income	1	1	2	1
Interest expense	(28)	(28)	(56)	(37)
Income before income taxes	460	418	854	791
Income taxes	169	155	315	296
Net income	$291	$263	$539	$495

Earnings per share:
Basic	$2.05	$1.73	$3.75	$3.23
Diluted	$2.05	$1.73	$3.75	$3.22

Weighted average number of shares outstanding:
Basic	141.79	152.04	143.28	153.29
Diluted	141.96	152.22	143.57	153.46

Supplemental information:

(a)	Includes excise taxes.	$533	$482	$1,012	$919

(b)	Cost of sales includes:

	- Charges to accrue obligations under the State Settlement Agreements.	353	311	673	588

	- Charges to accrue obligations under the Federal Assessment for Tobacco Growers.	33	30	63	56

	- Charges to accrue Food and Drug Administration user fees.	15	7	30	14

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	June 30, 2011	December 31, 2010
(In millions)	(Unaudited)
Assets:
Cash and cash equivalents	$1,154	$2,063
Accounts receivable, less allowances of $3 and $3	17	9
Other receivables	14	68
Inventories	319	277
Deferred income taxes	507	503
Other current assets	106	15
Total current assets	2,117	2,935
Plant and equipment, net	250	243
Prepaid pension assets	66	66
Deferred income taxes	9	6
Other assets	56	46
Total assets	$2,498	$3,296

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$39	$27
Accrued liabilities	433	333
Settlement costs	734	1,060
Income taxes	7	6
Total current liabilities	1,213	1,426
Long-term debt	1,780	1,769
Postretirement pension, medical and life insurance benefits	287	284
Other liabilities	49	42
Total liabilities	3,329	3,521
Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	-	-
Common stock:
Authorized – 600 million shares; par value—$0.01 per share
Issued – 175 million and 174 million shares
Outstanding – 139 million and 147 million shares	2	2
Additional paid-in capital	256	242
Retained earnings	1,832	1,666
Accumulated other comprehensive loss	(112)	(109)
Treasury stock at cost, 35 million and 27 million shares	(2,809)	(2,026)
Total shareholders’ deficit	(831)	(225)
Total liabilities and shareholders’ deficit	$2,498	$3,296

Lorillard, Inc. and Subsidiaries
Wholesale Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(All units in thousands)	2011	2010	% Chg	2011	2010	% Chg

Full Price Brands

Total Newport	8,982,225	8,194,823	9.6	17,096,265	15,704,728	8.9
Total Kent Family	54,864	66,612	-17.6	105,096	130,260	-19.3
Total True	57,360	67,662	-15.2	109,914	130,661	-15.9
Total Max	-	4,689	-100.0	-	8,751	-100.0

Total Full Price Brands	9,094,449	8,333,786	9.1	17,311,275	15,974,400	8.4

Price/Value Brands

Total Old Gold	139,812	143,130	-2.3	272,802	248,700	9.7
Total Maverick	1,363,380	1,125,030	21.2	2,537,400	2,081,508	21.9

Total Price/Value Brands	1,503,192	1,268,160	18.5	2,810,202	2,330,208	20.6

Total Domestic Cigarettes	10,597,641	9,601,946	10.4	20,121,477	18,304,608	9.9

Total Puerto Rico and U.S. Possessions	156,816	182,766	-14.2	340,596	343,255	-0.8

Grand Total	10,754,457	9,784,712	9.9	20,462,073	18,647,863	9.7

Notes:

1.	This information is unaudited and is not adjusted for returns.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The six months ended June 30, 2011 contained one more shipping day than the comparable period ended June 30, 2010.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Pt Chg	2011	2010	Pt Chg

Lorillard	14.2	12.8	1.4	14.2	12.7	1.5
Newport	12.0	10.9	1.1	12.0	10.9	1.1
Total Industry Menthol	30.3	29.8	0.5	30.6	29.9	0.7
Newport Share of Menthol Segment	36.6	36.6	0.0	36.5	36.5	0.0

(1) Unaudited information based on Lorillard’s Proprietary Retail Database (“EXCEL”)